THE TAIWAN FUND, INC.

Code of Ethics

(Effective: July 18, 2014)

1.	Purpose.

This Code of Ethics has been adopted by the Board of Directors of The Taiwan Fund, Inc. in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “Act”). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(a) as follows:

It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired, as defined in this section, by such registered investment company —

(1)    To employ any device, scheme or artifice to defraud such registered investment company;

(2)    To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)    To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

(4)    To engage in any manipulative practice with respect to such registered investment company.

2.	Definitions.

(a)    “Fund” means The Taiwan Fund, Inc.

(b)    “Access person” means any Advisory person of the Fund or of the Investment Adviser of the Fund. If an Investment Adviser’s primary business is advising the Fund or other advisory clients, all of the Investment Adviser’s directors, officers, and general partners are presumed to be Access persons of the Fund. All of the Fund’s directors, officers (other than the Assistant Secretary of the Fund), and general partners are presumed to be Access persons of the Fund.

(c)    “Administrator” means State Street Bank and Trust Company.

(d)    “Advisory person” of the Fund or an Investment Adviser means: (i) any director, officer, general partner or employee of the Fund or that Investment Adviser (or of any company in a control relationship to the Fund or such Investment Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or that Investment Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(e)    A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f)    “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access person has or acquires.

(g)    “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(h)    “Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.

(i)    “Disinterested director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(j)    “Investment Adviser” means JF International Management Inc. and any duly authorized subadviser performing portfolio management services in connection with the Fund.

(k)    “Purchase or sale of a Covered Security” includes, inter alia, the writing of an option to purchase or sell a Covered Security.

(l)    As used in this Code, “security held or to be acquired” by the Fund shall mean (i) any covered security which, within the most recent 15 days, is or has been held by the Fund; or is being or has been considered by the Fund or the Investment Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a covered security described in clause (i) of this Section 2(n).

(m)    “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.	Prohibited Purchases and Sales.

(a)    Except as exempted in Section 4 below, no Access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale: (i) is being considered for purchase or sale by the Fund; or (ii) is being purchased or sold by the Fund. This prohibition shall continue with respect to an Advisory person until at least 15 days after the time that the Advisory person decides not to recommend such purchase or sale, or if such recommendation is made, until at least 15 days after the time that the Fund decides not to enter into, or completes, such recommended purchase or sale. This prohibition shall apply to any purchase or sale by any Access person of any option to purchase or sell, or any security convertible into or exchangeable for a security being purchased or sold by, or actively considered for recommendation to, the Fund.

(b)    No Access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or the Investment Adviser of any such securities transaction.

(c)    No Access person shall recommend any securities transaction by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates, and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such Access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

(d)    No Advisory person of an Investment Adviser shall acquire, directly or indirectly, any beneficial ownership in any security in an initial public offering or in a private placement without first obtaining written approval from that Investment Adviser in accordance with that Investment Adviser’s Code of Ethics.

(e)    No Access person shall engage in transactions, directly or indirectly, involving shares of the Fund during the time period beginning two weeks before a meeting of the Fund’s Board of Directors.

4.	Exempted Transactions.

The prohibitions of Section 3 of this Code of Ethics shall not apply to:

(a)    Purchases or sales effected in any account over which the Access person has no direct or indirect influence or control.

(b)    Purchases or sales which are not eligible for purchase or sale by the Fund, except that all acquisitions of beneficial ownership in securities in initial public offerings or private placements shall be subject to the approval requirements of Section 3(d).

(c)    Purchases or sales which are nonvolitional on the part of either the Access person or the Fund.

(d)    Purchases which are part of an automatic dividend reinvestment plan.

(e)    Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)    Purchases or sales which are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

5.	Reporting Requirements of Access Persons.

Unless excepted by Section 6, Section 7 or Section 8 of this Code, every Access person of the Fund must report to the Fund, respectively as follows:

(a)    Initial Holdings Reports. No later than ten days after the person becomes an Access person, an Access person shall submit an initial holdings report. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access person. The initial holdings report shall contain the following information (on the report form attached hereto as Appendix A):

(i)    The title, number of shares and principal amount of each Covered Security in which the Access person had any direct or indirect beneficial ownership when the person became an Access person;

(ii)    The name of any broker, dealer or bank with whom the Access person maintained an account in which any securities were held for the direct or indirect benefit of the Access person as of the date the person became an Access person; and

(iii)    The date that the report is submitted by the Access person.

(b)    Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, an Access person shall submit a quarterly transaction report. The quarterly transaction report shall contain the following information (on the report form attached hereto as Appendix B):

(i)    With respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect beneficial ownership:

(A)    The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(B)    The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)    The price of the Covered Security at which the transaction was effected;

(D)    The name of the broker, dealer or bank with or through which the transaction was effected; and

(E)    The date that the report is submitted by the Access person.

(ii)    With respect to any account established by the Access person in which any securities were held during the quarter for the direct or indirect benefit of the Access person:

(A)    The name of the broker, dealer or bank with whom the Access person established the account;

(B)    The date the account was established; and

(C)    The date that the report is submitted by the Access person.

(c)    Annual Holdings Reports. An Access person shall submit an annual holdings report. The information must be current as of a date no more than 45 days before the report is submitted. The annual holdings report shall contain the following information (on the report form attached hereto as Appendix C):

(i)    The title, number of shares and principal amount of each Covered Security in which the Access person had any direct or indirect beneficial ownership;

(ii)    The name of any broker, dealer or bank with whom the Access person maintains an account in which any securities are held for the direct or indirect benefit of the Access person; and

(iii)    The date that the report is submitted by the Access person.

(d)    Disclaimer of Beneficial Ownership. Any report may contain a statement declaring that the reporting of any such transaction shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.

(e)    SEC Inspection. Information supplied in the reports is available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each report is made.

6.	Exceptions from Reporting Requirements.

(a)    A person need not make a report under Section 5 of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(b)    A person need not make a report with respect to transactions that have received prior approval of an Investment Adviser in accordance with that Investment Advier’s Code of Ethics.

(c)    A disinterested director of the Fund who would be required to make a report solely by reason of being a Fund director, need not make:

(i)     an initial holdings report or an annual holdings report as provided in this Code; and

(ii)    A quarterly transaction report under this Code, unless the director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Investment Adviser considered purchasing or selling the Covered Security.

(d)    An Access person subject to securities transaction reporting requirements of the Code of Ethics of an Investment Adviser or Foreside Financial Group, LLC, or any of its affiliates (collectively, “Foreside”), need not make a report under Section 5 of this Code if the Code of Ethics to which the Access person is subject contains provisions that are substantially similar, including reporting obligations, to those in this Code and complies with Rule 17j-1 under the Act.

7.	Code Provisions Applicable Only to the Investment Adviser.

(a)    Code of Ethics. The provisions of each Investment Adviser’s Code of Ethics are hereby adopted as the Code of Ethics of the Fund applicable to Advisory persons of that Investment Adviser. A violation of an Investment Adviser’s Code of Ethics by an Advisory person of that Investment Adviser shall also constitute a violation of this Code of Ethics. Any amendment or revision of an Investment Adviser’s Code of Ethics shall be deemed to be an amendment or revision of Section 7(a) of this Code of Ethics, and any such amendment or revision shall be promptly furnished to the Board of Directors of the Fund.

(b)    Reports. Advisory persons of an Investment Adviser shall file the reports required by that Investment Adviser’s Code of Ethics. Such filings shall be deemed to be filings with the Fund under this Code of Ethics, and shall at all times be available to the Fund.

(c)    Annual Issues and Certification Report. At periodic intervals established by the Board of Directors of the Fund, but no less frequently than annually, the Compliance Officer of each Investment Adviser shall provide a written report to the Board of Directors of the Fund of all issues involving its Advisory persons under the Investment Adviser’s Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations. Additionally, each Investment Adviser will provide the Board of Directors of the Fund a written certification which certifies to the Board of Directors of the Fund that the Investment Adviser has adopted procedures reasonably necessary to prevent its Access persons from violating its code of ethics.

8.	Code Provisions Applicable Only to Foreside.

(a)    Code of Ethics. The provisions of Foreside’s Code of Ethics are hereby adopted as the Code of Ethics of the Fund applicable to Advisory persons of Foreside. A violation of Foreside’s Code of Ethics by an Advisory person of Foreside shall also constitute a violation of this Code of Ethics. Any amendment or revision of Foreside’s Code of Ethics shall be deemed to be an amendment or revision of Section 7(a) of this Code of Ethics, and any such amendment or revision shall be promptly furnished to the Board of Directors of the Fund.

(b)    Reports. Advisory persons of Foreside shall file the reports required by Foreside’s Code of Ethics. Such filings shall be deemed to be filings with the Fund under this Code of Ethics, and shall at all times be available to the Fund.

(c)    Annual Issues and Certification Report. At periodic intervals established by the Board of Directors of the Fund, but no less frequently than annually, the Chief Compliance Officer of Foreside shall provide a written report to the Board of Directors of the Fund of all issues involving its Advisory persons under Foreside’s Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations. Additionally, Foreside will provide the Board of Directors of the Fund a written certification which certifies to the Board of Directors of the Fund that Foreside has adopted procedures reasonably necessary to prevent its Advisory persons from violating its code of ethics.

9.	Review of Reports.

Each Investment Adviser will review the reports filed by its Advisory persons under the Investment Adviser’s code of ethics and will report violations to the Board of Directors of the Fund. Foreside will review the reports filed under this Code and the reports filed by its Advisory persons under its code of ethics and will report violations to the Board of Directors of the Fund.

10.	Notification of Reporting Obligation.

The Fund will identify all of its Access persons who are required to make reports under this Code and will inform those Access persons of their reporting obligations.

11.	Annual Certification.

All Access persons shall certify annually (on the form attached hereto as Appendix D) in writing to the Fund that they have read the Code and recognize that they are subject to the Code’s provisions, that they have complied and will comply with such provisions and that they have reported all personal securities transactions, holdings and securities accounts required to be disclosed or reported pursuant to the Code.

12.	Approval and Reports.

(a)    Approval. The Fund’s Board of Directors, including a majority of disinterested directors, must approve this Code, and any material changes to this Code. The Board of Directors must base its approval of this Code and any material change thereto on a determination that the Code contains provisions reasonably necessary to prevent Access persons from engaging in conduct prohibited by the preamble to this Code. The Board of Directors must approve a material change to this Code no later than six months after the adoption of the material change.

(b)    Reports. At least annually, the Fund will furnish to the Board of Directors for the Board of Directors to consider, a written report that:

(i)    Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations;

(ii)    Certifies that the Fund has adopted and are following procedures reasonably necessary to prevent Access persons from violating the Code; and

(iii)    Provides any recommended changes to the Code.

13.	Sanctions.

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

Approved:	April 26, 2010

Revised:	July 19, 2010 February 23, 2012 July [ ], 2014

Appendix A

INITIAL REPORT OF SECURITIES HOLDINGS AND ACCOUNTS
Date on which I become an Access Person __________________

Check Type of Account
Amount and Title of Covered Security:	Name of Broker Dealer or Bank	Pers.	Immed. Fam. Fiduciary

The above is a record of (i) every covered security in which I had any direct or indirect beneficial ownership on the date I became an Access Person as more fully defined in the Fund's Code of Ethics; and (ii) the name of each broker, dealer or bank with whom I maintained an account in which any securities were held for my direct or in direct benefit as of the date I became an access person.

Date:_______________________	Signature:______________________________

Note 1.
This report shall not be construed as an admission by me that I have any direct or indirect beneficial ownership in the securities reported, which have been marked by me with an asterisk(*). Such securities holdings are reported solely to meet the standards imposed by Rule 17j-1 under the Investment Company Act of 1940.

Note 2.	Copies of brokerage statements are attached to this signed report in lieu of the above

Note 3.	Report must be submitted within 10 days after becoming an Access Person.

Appendix B

QUARTERLY REPORT OF SECURITIES TRANSACTIONS AND ACCOUNTS
For Calendar Quarter Ending __________________

Amount and Title of Covered Security:	Date		Price	Name of Broker Dealer or Bank and Date Account was Established	Check Type of Account		Approved by: (if applicable)
	Bought	Sold			Pers.	Immed. Fam. Fiduciary

The above is a record of (i) every transaction during the quarter in a covered security in which I had or by reason of which I acquired any direct or indirect beneficial ownership as more fully defined in the Fund's Code of Ethics; and (ii) each account established by me with a broker, dealer or bank in which any securities were held during the quarter for my direct or indirect benefit.

Date:_______________________	Signature:______________________________

Note 1.	If the transaction is other than a sale or purchase, please explain the transaction below.

Note 2.	In the case of debt securities, include principal amount, interest rate and maturity date.

Note 3.
This report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities involved in the transaction reported, which have been marked by me with an asterisk(*). Such transactions are reported solely to meet the standards imposed by Rule 17j-1 under the Investment Company Act of 1940.

Note 4.	Copies of brokerage statements are attached to this signed report in lieu of the above.

Note 5.	Report must be submitted within 10 days after the end of the calendar quarter.

Appendix C

ANNUAL REPORT OF SECURITIES HOLDINGS AND ACCOUNTS
For Calendar Year Ending December 31, _____

Check Type of Account
Amount and Title of Covered Security:	Name of Broker Dealer or Bank	Pers.	Immed. Fam. Fiduciary

The above is a record of (i) every covered security in which I had any direct or indirect beneficial ownership on the above calendar year end date as more fully defined in the Fund's Code of Ethics; and (ii) the name of each broker, dealer or bank with whom I maintain an account in which my securities were held for my direct or in direct benefit.

Date:_______________________	Signature:______________________________

Note 1.
This report shall not be construed as an admission by me that I have any direct or indirect beneficial ownership in the securities reported, which have been marked by me with an asterisk(*). Such securities holdings are reported solely to meet the standards imposed by Rule 17j-1 under the Investment Company Act of 1940.

Note 2.	Copies of brokerage statements are attached to this signed report in lieu of the above

Note 3.	Report must be filed within 30 days after the calendar year end.

Appendix D

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics of The Taiwan Fund, Inc., as amended, and that I recognize that I am subject to the provisions thereof and will comply with these provisions.

This is to further certify that I have complied with the requirements of the Code of Ethics and that I have reported all personal securities transactions, holdings and securities accounts required to be disclosed or reported pursuant to the Code of Ethics.

Please sign your name here:________________________
Please print your name here:________________________
Please date here:________________